SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                Date of report (date of earliest event reported):
                               February 12, 2003


                       Daisytek International Corporation
               (Exact Name of Registrant as Specified in Charter)


        Delaware                  0-25400                75-2421746
      ---------------             ---------         ----------------
      (State or other             (Commission       (I.R.S. Employer
      jurisdiction of             File Number)      Identification No.)
       incorporation)

                    1025 Central Expressway South, Suite 200
                               Allen, Texas 75013
          (Address of Principal Executive Offices, including zip code)


                                 (972) 881-4700
              (Registrant's Telephone Number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.        OTHER EVENTS

               On February 12, 2003, Daisytek International Corporation issued a press release filed herewith as Exhibit 99.1, regarding earnings for the quarter ended December 31, 2002.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (a)  Financial statements of business acquired

                    Not applicable

               (b)  Pro forma financial information

                    Not applicable

               (c)  Exhibits

                    99.1  Press Release dated February 12, 2003.

                                Index to Exhibits


           Exhibit
           Number              Description


           99.1                Press Release dated February 12, 2003.

( BW)(TX-DAISYTEK-INTL)(DZTK) Daisytek Reports Third-Quarter Fiscal Year 2003 Results; Operational Milestones Complete; ISA Continues
Improvements

    Business Editors & High Tech Writers

    ALLEN, Texas--(BUSINESS WIRE)--Feb. 12, 2003--Daisytek International Corporation (Nasdaq:DZTK) today announced third-quarter fiscal year 2003 diluted earnings per share of $0.14, excluding nonrecurring charges of approximately $0.09 per share related to its previously announced restructuring plan. Prior-year third-quarter diluted earnings per share were $0.29, excluding nonrecurring charges of approximately $0.11 related to the restructuring plan. Most of the restructuring costs related to the reconfiguration of the company's superhub in Memphis, Tenn. and the completion of new facilities in Albany, N.Y. and Bakersfield, Calif. The company stated that these activities are substantially completed and, as a result, future operating results should be simplified.
    Revenues for the quarter increased 55% to $478.6 million, compared with last year's quarterly revenues of $309.3 million. Third-quarter fiscal year 2003 results include ISA International plc, Daisytek's new European affiliate. The company began consolidating ISA in May 2002. Combined quarter-over-quarter revenue growth for Daisytek and ISA was 7%.
    All information in this release relates to Daisytek's financial data reported in accordance with generally accepted accounting principles. This includes certain nonrecurring charges that in previous quarters have been excluded from an adjusted presentation of earnings.
    "The team's primary focus over the past two quarters has been to complete the operational infrastructure necessary to support Daisytek's entrance into office products. Although our third-quarter earnings were slightly below First Call analyst estimates, we are pleased to report that all operational components are now in place to execute our strategies going forward," said Jim Powell, president and CEO of Daisytek International. "In addition, ISA continued to achieve operational and financial improvements that were above our expectations."

    The company has delivered on a number of important achievements:

    -- Consolidated revenue growth of 55% over the prior-year quarter

    -- Combined quarter-over-quarter revenue growth of 7%, including both Daisytek and ISA

    -- Successful launch of the U.S. office products initiative on Jan. 2

    -- Completion of regional distribution infrastructure that will allow expansion into office products, significant cost reductions and conversion of existing air shipments to more cost-effective ground freight

    --  Overall U.S. revenue growth of 6%


    -- DSO of 43 days compared with 46 days in the prior year and 45 days in the second quarter FY2003

    -- ISA revenue growth of 8% (in local currencies) compared with the prior-year quarter

    -- Higher EBIT levels for ISA's operations in the U.K., Norway and Sweden

    "As we look to the future, we plan to control growth and sharpen our focus on profitable strategic businesses and customer relationships. We expect to gain top-line and profitability improvements from our core growth strategies of selling office products and making continued improvements at ISA," said Powell. "Our U.S. infrastructure is complete, and we can now begin eliminating redundant costs, maintaining more normal levels of inventory and converting our freight from air to more cost-effective ground transportation."

    Office Products Rollout

    Daisytek officially rolled out its U.S. office products initiative on the targeted date of Jan. 2, 2003, and began shipping office product orders to hundreds of resellers across the nation from three distribution centers in Memphis, Tenn; Albany, N.Y; and Bakersfield, Calif. Daisytek's entry into traditional office products will double the size of its addressable market. Using the company's expanded U.S. regional distribution system, Daisytek will offer resellers a broad selection, cost-effective "second call" support for office products, superior drop-shipping capabilities, reliable service and user-friendly marketing and ordering tools. These milestones were met as part of Daisytek's preparation for expansion into office products:

    -- The company reconfigured its existing Memphis superhub distribution center and added two new regional warehouses near Albany, N.Y., and Bakersfield, Calif.

    -- Daisytek collaborated with top information technology companies to create innovative and easy-to-use ordering systems, such as electronic catalog files and Internet-based purchasing methods, that allow resellers to easily purchase a full range of office products.

    -- To enhance resellers' marketing efforts, the company revamped and expanded its Reseller Toolkit, a comprehensive, web-based marketing and training package geared to help independent stores raise awareness and enhance sales.

    -- Other marketing aids for dealers include Daisytek's development of a "Big Book" consumer catalog and three mini-catalogs, which can be customized with resellers' company information and pricing.

    "Daisytek is well positioned to provide lower-cost, higher-quality service for our resellers," said Gordon Zdeblick, vice president of Daisytek's office products division. "The office products industry is currently dominated by two major players, and resellers and vendors want another national competitor who can provide low-cost reliable service. Our value proposition results in lower cost of goods and freight for most resellers averaging 8% to 10%. We are already experiencing positive feedback from both our customers and our vendor partners. Although our sales and marketing efforts have just begun to ramp up, we have already signed agreements that total over $20 million in annual revenues." Zdeblick will provide an operational update on the company's office products launch in the conference call later today.

    Results of Operations

    U.S. division revenues increased 6% over the prior-year third quarter, driven primarily by growth at Daisytek's Digital Storage division, which distributes computer media, accessories and supplies, and Daisytek's Arlington Industries division, which distributes copier and fax supplies. This past quarter the company began an intense focus on customer profitability that negatively affected revenue growth. The Tape Company's revenues, which represent 3% of Daisytek's total third-quarter revenues, declined 10% over the prior-year third quarter, with the business continuing to experience negative industry trends as expected.
    International revenues (excluding ISA's European territory and Argentina) increased 2% over the prior-year third quarter. Including Argentina, revenues decreased by 2%. Last quarter, Daisytek reported that its Argentina business continued to be affected by countrywide economic and political issues. Also, due to the economic uncertainty and low-margin characteristics of other Latin American operations, the company continues to evaluate all levels of business in these markets. The company's planned focus on profitability, even where growth might be negatively impacted, extends to all international businesses.
    In August, Daisytek announced the completion of its acquisition of ISA International plc, a pan-European distributor of computer supplies that indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based wholesaler of office products.
    "Since Daisytek's acquisition, ISA's performance metrics have shown consistent improvement," said Bruce Robinson, president - European operations. "U.K. operations continue to outperform our expectations. ISA's German operations achieved positive profit before tax for the first time in three years, and France also delivered solid results. Revenues for this quarter increased 8%, in local currencies, over the prior-year quarter. After implementing significant change over the past few years, service levels are returning to normal and the framework is in place for full recovery. Management is now 100% focused on profitable growth and improved market share. ISA's strategic outlook for fiscal year 2004 is strong and we will continue to focus on profitability improvements by examining customer programs, sales mix and working capital metrics. In addition, ISA has a leveragable infrastructure that will easily allow for future growth and new product initiatives." Robinson will provide an ISA operational update in the conference call later today.
    Consolidated gross margins were approximately 10%. This quarter's selling, general and administrative expenses were approximately 9% of total revenue. "With the operational transition behind us, we can now sharpen our focus on overall profitability," said Powell. "To achieve these profitability improvements, we plan to (1) aggressively review the profitability for each and every customer relationship; (2) carefully manage product mix; and (3) use our technology to control pricing for each transaction. Near-term growth will be controlled as we gradually eliminate unprofitable or non-strategic activities and focus on the channels, products and customers that are most accretive to our business."
    In the Dec. 31, 2002, quarter, Daisytek recorded charges related to its ongoing restructuring plan of $2.7 million ($1.8 million after-tax), including $2.5 million related to warehouse and distribution initiatives and $0.2 million related to back-office improvements. During the Dec. 31, 2001 quarter, the company recorded charges related to its restructuring plan of $2.9 million ($1.9 million after-tax), including $1.6 million related to warehouse and distribution initiatives and $1.3 million related to back-office improvements. As mentioned before, most of the restructuring activities that related to the reconfiguration of the superhub in Memphis, Tenn. and the completion of new facilities in Albany, N.Y and Bakersfield, Calif. are now substantially completed. As a result, future operating results should be simplified.
    Excluding the restructuring costs for the third quarter, EBIT as a percentage of net revenues was 1.6%. Including the restructuring costs, reported EBIT as a percentage of net revenues was approximately 1.0%.

    Debt/Credit Facility

    Net debt (total debt less cash) rose to approximately $213.1 million during the quarter, compared with $208.4 million for the second quarter and $114.3 million at the end of fiscal year 2002. The increase over the prior year was mainly attributable to ISA's acquisition cost, ISA-assumed debt, and increases in working capital derived from revenue growth and product stocking at the new U.S. regional distribution centers.
    During November 2002, Daisytek amended certain terms of its domestic credit facility and also amended various covenants. A new covenant was added that requires the company to use its best efforts to raise additional capital with net proceeds of at least $20 million by Mar. 31, 2003, and to raise such additional capital, in any event, on or before Sept. 30, 2003. This covenant also provided that if the average availability under the facility for any trailing 30-day period first calculated on Feb.14, 2003 is less than $15 million, then $20 million (net) of additional capital must be raised within 90 days of such event.
    Upon the first calculation on Feb. 14, 2003, the company expects its trailing 30-day average availability under the facility to be less than $15 million. Therefore, in addition to the requirement that the company will use its best efforts to raise the additional capital by Mar. 31, 2003, the company will be required, in any event, to raise such capital within 90 days of Feb. 14, 2003 (by May 15, 2003).
    "Daisytek has invested almost $40 million in ISA. Although we expect working capital improvements will free some cash towards the end of this fiscal year, we have been planning to raise capital and have already initiated discussions with third parties. We expect to have negotiations well under way, if not completed, by Mar. 31 and do not expect any problems meeting the May 15 deadline," said Powell. "The additional capital will help support Daisytek's successful office product strategy, and will enable the company to replace funds previously invested in ISA and office supplies inventory. Both our office products strategy and the ISA acquisition have the potential to provide significant earnings accretion in the coming year."

    Accounting Change and Guidance

    Effective Jan. 1, 2002, the company will adopt Emerging Issues Task Force
(EITF) Issue No. 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor. EITF Issue No. 02-16 will affect Daisytek's accounting for certain vendor program funds, including rebates, cooperative advertising programs and marketing development funds. Daisytek's vendor programs are significant to its earnings and the company is currently evaluating the impact of adopting EITF Issue No. 02-16 on its fourth-quarter and fiscal year 2004 results of operations. The company will provide updated guidance within the next few weeks, once the impact of adoption of EITF Issue No. 02-16 can be estimated.
    Jack Kearney, executive vice president - corporate development, is currently serving as acting CFO while Ralph Mitchell, executive vice president and chief financial officer, is on temporary medical leave. "We have decided to wait to provide specific guidance for our fourth quarter until we can determine the impact of the new accounting guidance. However, looking forward to fiscal year 2004, we expect to see our revenue growth for core U.S. computer supplies in the low-to-mid single digits. We expect to see revenue growth for international operations, excluding ISA, of 5% - 10%. This reflects our commitment to control growth and focus on profitability," said Kearney. "We expect the slower growth to be offset by results relating to our two growth initiatives - expanding the office products business and improving results at ISA. Our goal is to achieve an EBIT percentage of 3% for the business, excluding ISA, and an EBIT percentage of 1.5% for the ISA business by the end of fiscal year 2004. As we move into our fiscal year 2004, we will have completed our transitional activities and we expect strong future performance."
    These estimates are the company's current targets, and are not predictions of actual performance. The company's actual performance may differ from its projections; therefore, the forward-looking information below must be read in conjunction with the business risks listed below as well as with those highlighted in Daisytek's 10-K for the fiscal year ended March 31, 2002.
    Powell concluded, "To sum up, Daisytek will focus on two primary growth strategies - growth in our office products division and improvements at ISA. We expect significant earnings accretion from these strategies in the coming year. We are also committed to improving working capital and improving the profitability of existing business. As part of this focus, we will reevaluate all existing business and customer relationships to ensure that they provide adequate returns."
    Daisytek will conduct an earnings conference call today at 10:00 a.m. CST. Please dial 800-441-0022 by 9:50 a.m. and ask to be included. International callers should dial 801-303-7410. Two hours later, a recorded playback can be heard for 14 days at 402-220-1490 using access code 1320. Access to the live webcast is available at www.daisytek.com. NOTE: If you encounter telecommunications difficulties during the call, please redial the call-in number immediately.

    About Daisytek

    Daisytek International is a worldwide distributor of computer and office supplies, peripherals and professional tape media. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells its products and services in the United States, Europe, Canada, Australia, Mexico and South America, distributing more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. This news release and more information about Daisytek are available at www.daisytek.com, which is not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

    The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.
    Certain factors, including but not limited to, general economic conditions, industry trends, the loss of or inability to hire skilled personnel, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties (including equipment failure or a breach of our security measures), the volatility of our common stock, economic and political uncertainties arising as a result of terrorist attacks, seasonality, exchange rate fluctuations, foreign currency devaluations, economic and political uncertainties in international markets, potential obligations under operating lease commitments of our former subsidiary PFSweb and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.
    Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2002.

    - financial statements follow -

Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)


                             Three Months Ended   Nine Months Ended
                                 December 31,         December 31,
                             ------------------- ---------------------
                                 2002      2001        2002      2001
                             --------- --------- ----------- ---------
Net revenues                 $478,617  $309,338  $1,334,020  $861,059
Cost of revenues              429,525   278,400   1,215,865   769,052
                             --------- --------- ----------- ---------
     Gross profit              49,092    30,938     118,155    92,007

Selling, general and
 administrative expenses       41,455    22,176     131,381    67,567
Restructuring and
 nonrecurring costs             2,701     2,044       7,754     6,469
                             --------- --------- ----------- ---------
     Income from
      continuing
      operations                4,936     6,718     (20,980)   17,971

Interest expense, net           4,401     1,850      11,397     5,190
                             --------- --------- ----------- ---------
     Income from
      continuing
      operations before
      income taxes                535     4,868     (32,377)   12,781
Provision for income taxes        188     1,752      (7,004)    4,720
                             --------- --------- ----------- ---------
     Income from
      continuing
      operations before
      equity in net income
      of affiliate and
      minority interest           347     3,116     (25,373)    8,061

Equity in net income of
 affiliate and minority
 interest                         600        --       1,220        --
                             --------- --------- ----------- ---------
     Income from
      continuing
      operations                  947     3,116     (24,153)    8,061

Discontinued operations

     Income from
      operations of
      discontinued
      subsidiary, net of
      tax                          --        --          --    (1,085)
                             --------- --------- ----------- ---------
Net income                       $947    $3,116    $(24,153)   $6,976
                             ========= ========= =========== =========

Net income per common share:

Basic
 Income from continuing
  operations                    $0.05     $0.20      $(1.32)    $0.52

 Income from operations of
  discontinued subsidiary,
  net of tax                       --        --          --     (0.07)
                             --------- --------- ----------- ---------
 Net income                     $0.05     $0.20      $(1.32)    $0.45
                             ========= ========= =========== =========
Diluted
 Income from continuing
  operations                    $0.05     $0.18      $(1.32)    $0.48

 Income from operations of
  discontinued subsidiary,
  net of tax                       --        --          --     (0.07)
                             --------- --------- ----------- ---------
 Net income                     $0.05     $0.18      $(1.32)    $0.41
                             ========= ========= =========== =========

Weighted-average common and common share equivalents outstanding:
       Basic                   18,497    15,899      18,282    15,378
       Diluted                 18,978    17,315      18,282    16,811


Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Balance Sheet Data
(In Thousands)

                                     December 31,            March 31,
                                         2002                  2002
                                      ----------           -----------

Total assets                         $  610,274           $   414,390
Working capital,
 excluding debt and cash             $  260,731           $   206,264
Total net debt,
 excluding cash                      $  213,058           $   114,265
Shareholders' equity                 $  177,454           $   196,020

    CONTACT: Daisytek International, Allen
             Barbara Benson, 972/881-4700
             or
             Carol Reed Associates
             Becky Mayad, 214/352-1881
             Mobile: 214/697-7745
             bmayad@sbcglobal.net

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DAISYTEK INTERNATIONAL CORPORATION


                           By:   /s/    JOHN D. KEARNEY, SR.
                              ------------------------------------------
                                John D. Kearney, Sr.
                                Executive Vice President- Corporate Development Acting Chief Financial Officer

Dated:  February 12, 2003


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